Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into between James Barton, an individual (“Consultant”), and TiVo Inc., (the “Company”), effective as of March 16, 2012 (the “Effective Date”).
WHEREAS, the Consultant co-founded the Company and has been employed by the Company as Chief Technical Officer since its founding and has unique technical knowledge of the Company’s technology and intellectual property; and
WHEREAS, the Company wishes the Consultant to continue to perform services to the Company, and the Consultant wishes to continue to perform services to the Company.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)    Cause. “Cause” means, unless Consultant fully corrects the circumstances constituting Cause (provided such circumstances are capable of correction) prior to the Date of Termination, (a) Consultant’s willful and continued failure to substantially perform his services to the Company (other than any such failure resulting from Consultant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to Consultant by the General Counsel, which demand specifically identifies the manner in which the General Counsel believes that Consultant has not substantially performed his services to the Company, (b) Consultant’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company, (c) Consultant’s conviction of, or entry by Consultant of a guilty or no contest plea to, the commission of a felony involving moral turpitude, or (d) Consultant’s breach of the non-solicitation provisions of Section 7 or the non-disparagement provisions of Section 9 of this Agreement or any material breach of his confidential or proprietary information obligations to the Company. For purposes of this Section 1(b), no act, or failure to act, on Consultant’s part shall be deemed “willful” unless done, or omitted to be done, by him not in good faith. In the event of the proposed termination of Consultant’s consultancy for Cause arising under clause (d) above as a result of Consultant’s breach of the non-solicitation provisions of Section 7 that is not willful, the Consultant shall have at least 60 days to correct such breach following the Company’s notice of its intent to terminate Consultant’s consultancy for Cause, during which time Consultant shall be entitled to present to the General Counsel with the assistance of his legal counsel the basis, if any, for his belief and conclusion that he has not breached such non-solicitation provisions.
(b)    Change of Control. “Change of Control” means an event that triggers the stock vesting acceleration provisions under Change of Control agreements in place for executives at the Company with the title of Senior Vice President in effect at the time of the event constituting a Change of Control.
(c)    Date of Termination. “Date of Termination” means (i) if Consultant’s service to the Company under this Agreement is terminated due to his death, the date of his death; (ii) if Consultant’s service to the Company is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Consultant shall not have returned to the full time performance of his duties or services to the Company under this Agreement during such thirty (30) day period); and (iii) if Consultant’s service to the Company under this Agreement is terminated for any reason other than death or Disability, the date specified in the Notice of Termination (which, in the case of a termination by the Company without Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination by Consultant for Good Reason or by the Company for Cause shall not be less than fifteen (15) nor more than thirty (30) days from the date such Notice of Termination is given).
(d)    Disability. “Disability” means Consultant’s absence from the full-time performance of his services to the Company with the Company for six (6) consecutive months by reason of Consultant’s physical or mental illness.
(e)    General Counsel. “General Counsel” means the General Counsel of the Company.

(f)    Good Reason. “Good Reason” means the occurrence of any one or more of the following events without Consultant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:
(i)    the Company’s failure to pay to Consultant any portion of his Consulting fees or other compensation under Section 4 below within seven business (7) days of the date such compensation is due;
(ii)    the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 13(b)(i) hereof;
(iii)    any purported termination of Consultant’s service under this Agreement that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1(g) hereof (and, if applicable, the requirements of Section 1(b) hereof), which purported termination shall not be effective for purposes of this Agreement; or
(vi)        the Company’s breach of the non-disparagement provisions of Section 9 of this Agreement.

(g)    Notice of Termination. Any purported termination of Consultant’s service to the Company by the Company or by Consultant (other than termination due to Consultant’s death, which shall terminate Consultant’s service automatically), shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 13(g). For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Consultant’s services under the provision so indicated.
(h)    Stock Awards. “Stock Awards” means all stock options, stock appreciation rights, restricted stock, restricted stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, provided, that in no event shall a stock option, stock appreciation right, restricted stock, restricted stock unit or such other award granted that vests based upon the performance of Consultant or the Company constitute a Stock Award for the purposes of this Agreement. The Company represents that none of Consultant’s stock options are subject to Section 409A of the Internal Revenue Code.
2.    Consulting Period.

(a)    Consulting Period. Consultant shall consult with the Company on patent matters, patent reexaminations, infringement allegations against the Company, litigation and provide technical advice on other matters pursuant to the terms hereof for a period commencing on the Effective Date and ending on March 15, 2015, or such later date as may be agreed to in writing signed by the Parties (the “Consulting Period”). Ninety (90) days following Consultant’s cessation of service as an employee of the Company, Consultant shall cease to be subject to the Company’s insider trading policy. Notwithstanding the foregoing, Consultant acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Consultant will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report transactions in Company common stock for six (6) months following Consultant’s cessation of service as an employee and officer of the Company. Consultant hereby agrees not to undertake, directly or indirectly, any reportable transactions which include, but are not limited to, buying, selling or otherwise disposing of any common stock of the Company held by Consultant for which there is a matching transaction until the end of such six (6) month period.
(b)    Status as Independent Contractor. During the Consulting Period, Consultant shall perform his obligations under this Agreement as an independent contractor and not as the agent or employee of Company. Consultant will be solely responsible for all matters relating to payment of social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; and Consultant will be responsible for Consultant’s own acts during the performance of Consultant’s obligations under this Agreement. Subject to Section 5, the Company and Consultant acknowledge that

Consultant’s provision of services under this Agreement may be terminated by either party at any time for any or no reason.

3.    Duties and Services.
(a)    Scope of Services During Consulting Period. Consultant shall provide the Company with as much of his business time and effort necessary to perform his services hereunder. Consultant shall, upon the request or direction of the General Counsel, provide such additional information, advice and assistance concerning matters that are within the scope of Consultant’s knowledge and expertise. The scope of Consultant’s services during the Consulting Period shall include, but is not necessarily limited to, providing advice and assistance that reasonably falls within Consultant’s knowledge and expertise including without limitation patent and technical matters. Upon the approval of the General Counsel, Consultant shall have access to Company employees necessary to perform his services during the Consulting Period.

(b)    Availability. Consultant shall be reasonably available to provide services under this Agreement as needed. The Company shall reasonably accommodate Consultant’s schedule when requesting Consultant’s assistance pursuant to this Section 3(b). The Company acknowledges and agrees that Consultant’s service during the Consulting Period will be on a limited, part-time basis, and the Company agrees to not make unreasonable demands on Consultant’s time during the Consulting Period.
4.    Compensation.
(a)    Consulting Period. During the Consulting Period Consultant shall be entitled to receive the following compensation and benefits from the Company:
(i)    The Company shall pay Consultant a monthly consulting fee of $25,000, paid the first week following the end of the previous month.

(ii)    The Company shall pay applicable premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law for Consultant and those of his dependents covered immediately prior to the Effective Date under the Company’s group healthcare plan, assuming the Consultant timely elects COBRA, or such similar state law, continuation coverage, for the Consulting Period or the duration of Consultant’s applicable COBRA, or such similar state law, continuation coverage period, if shorter (the “COBRA Period”). Consultant agrees that during the term of this Agreement, except as provided in the immediately preceding sentence he shall not be eligible for participation in any of the Company’s welfare benefit plans, and without limitation he shall not be eligible for and shall waive any right to additional vacation accruals under the Company’s vacation policy.

(iii)    In the event the COBRA Period ends prior to the end of the Consulting Period, the Company shall reimburse Consultant for any premiums paid by Consultant for Consultant and Consultant’s covered dependents for health care benefit coverage; provided, however, that such reimbursement (i) shall not exceed the cost of the premiums paid by the Company for Consultant’s coverage as in effect immediately prior to the Effective Date and (ii) will commence at the end of the COBRA Period and continue until the earlier of (A) the end of the Consulting Period or (B) the date Consultant and Consultant’s covered dependents are eligible to be covered by similar plans of any employer.
(b)     Expenses. Air travel, other transportation, hotel costs, meals and other reasonable out-of-pocket business expenses will be reimbursed consistent with (i) the Company’s past practices with respect to Consultant, as determined by the General Counsel, in his reasonable discretion, and (ii) Consultant furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.
(c)    Stock Awards. During the Consulting Period all of Consultant’s unexercised Stock Awards shall continue to vest and be exercisable, if applicable, pursuant to the terms of the Company equity plan(s) and stock award agreements pursuant to which they were granted. Notwithstanding the foregoing, following the Effective Date, Consultant shall not be entitled to any additional grants of stock options, stock appreciation rights, restricted stock, restricted stock units or other equity-based awards. For the avoidance of doubt, any stock options, stock appreciation rights, restricted stock, restricted stock units or such other award granted under the Company’s stock option and equity incentive plans that vests based upon the performance of Consultant or the Company shall immediately terminate on the Effective Date in exchange for no additional consideration.

5.     Termination and Severance. Consultant shall be entitled to receive benefits upon termination of his consultancy by the Company during the Consulting Period only as set forth in this Section 5:

(a)    Termination. Either party may terminate this Consulting Agreement upon fourteen (14) days notice. If Consultant’s consultancy to the Company during the Consulting Period terminates for any reason Consultant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. This Agreement shall automatically terminate upon the death of Consultant.

(b)    Payments and Benefits Upon Termination of Consultancy.

(i)    Termination For Cause, Voluntary Termination Without Good Reason or Expiration. If Consultant’s consultancy to the Company during the Consulting Period is terminated (x) by the Company for Cause, (y) by Consultant other than for Good Reason, or (z) as a result of the expiration of the Consulting Period without renewal, the Company shall pay Consultant all amounts due and payable under Section 4 above up to and including the Date of Termination, and the Company shall have no further obligations to Consultant (or his estate) under this Section 5(b). All of Consultant’s outstanding Stock Awards shall cease to vest as of his Date of Termination. In the event Consultant’s consultancy to the Company is terminated as a result of the expiration of the Consulting Period without renewal, provided Consultant complies with Section 7 hereof, Consultant’s outstanding Stock Awards shall remain exercisable, to the extent vested as of the Date of Termination, until the earlier of the expiration of their original maximum term or one (1) year following the date of the expiration of the Consulting Period, as applicable. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(ii)    Termination Without Cause or for Good Reason During the Consulting Period. If Consultant’s consultancy to the Company during the Consulting Period is terminated (x) by the Company other than for Cause, (y) due to death or Disability, or (z) by Consultant for Good Reason, then, subject to Section 7, Consultant (or his estate) shall be entitled to receive the benefits provided below:

(A)    the Company shall pay to Consultant all amounts due and payable under Section 4 above up to and including the Date of Termination;

(B)    Consultant shall immediately become vested with respect to one hundred percent (100%) of the unvested portion of any of Consultant’s outstanding Stock Awards. In addition, provided Consultant complies with Section 7 hereof, Consultant’s Stock Awards shall remain exercisable by Consultant for a period equal to the lesser of (i) their original maximum term, or, (ii) one (1) year following the Date of Termination.
(c)    Change of Control. In the event of a Change of Control prior to the termination of Consultant’s service as a consultant during the Consulting Period, Consultant shall immediately become vested with respect to one hundred percent (100%) of the unvested portion of any of Consultant’s outstanding Stock Awards. In addition, in the event Consultant’s Stock Awards are assumed by the acquirer in such Change of Control, Consultant’s Stock Awards shall remain exercisable by Consultant for a period equal to the lesser of (i) their original maximum term, or (ii) one (1) year following the effective date of the Change of Control.
(d)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA), or as specifically provided herein, all of Consultant’s rights to severance, benefits, and other amounts hereunder (if any) accruing after the termination of Consultant’s service to the Company shall cease upon such termination. In the event of a termination of Consultant’s consultancy to the Company during the Consulting Period, Consultant’s sole remedy shall be to receive the payments and benefits described in this Section 5. However, nothing in this Agreement shall limit or other affect Consultant’s rights to indemnification or defense under the bylaws of the Company, under Delaware or California law, under any applicable insurance policy, under any agreement by which such indemnification or defense is provided to Consultant for his prior service as an employee, director or officer of the Company or under paragraph 6 below.

(e)    Return of the Company’s Property. Upon the termination of his service to the Company in any manner, as a condition to the Consultant’s receipt of any post-termination benefits described in this Agreement, Consultant shall promptly surrender to the Company all lists, books and records containing Confidential Information (as defined below) and all other property belonging to the Company, it being distinctly understood that all such lists, books and records containing Confidential Information are the property of the Company.
(f)    Retirement of Email Address. Following the Date of Termination, the Company shall permanently retire Consultant’s email address (jmb@tivo.com).
6.    Indemnification.
Company agrees to indemnify, hold harmless and defend Consultant against any and all claims, causes of action, liabilities or assessments which result from Consultant’s provision of services under this Consulting Agreement, to the same extent as provided to Consultant under the Indemnification Agreement that was signed by Consultant as an Executive of Company, and so long as the Company maintains errors and omissions insurance, to include Consultant as a covered person or within the categories of workers covered under all such policies of insurance which provide a defense or indemnification to the Company’s officers, directors and managing agents. If, during the Consulting Period, Company is not able to include Consultant as a covered person or within the categories of workers covered under its errors and omissions insurance, Company will reimburse Consultant for the costs of premiums to obtain comparable liability insurance (in scope of coverage, coverage amounts, and deductible) to cover his acts or omissions in connection with Consultant’s provision of services under this Consulting Agreement. This obligation of indemnity is intended to apply to any claims made at any time with regard to any occurrence during the Consulting Period, without regard to the timing that such claim is first asserted.
7. Certain Covenants.

(a)    Proprietary Inventions. Consultant hereby acknowledges and agrees that he is subject to a Proprietary Information and Inventions Agreement (“PIIA”) with the Company which (other than to the extent that it requires Consultant to provide services exclusively for Company) continues in full force and effect following termination of his employment with the Company, and that Consultant will continue to abide by the terms of such PIIA. However, except as provided in paragraph 12 below (Litigation Cooperation), nothing in the PIIA or this Agreement shall restrict Consultant’s rights to pursue or undertake any other employment, venture or business which does not involve the use or disclosure of any Company Proprietary Inventions or Confidential Information.
(b)    Confidentiality. Consultant hereby agrees that, during the term of this Agreement and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Consultant further agrees that, upon termination of his employment by or service to the Company, apart from information needed to perform his consulting services under this Consulting Agreement, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Consultant or furnished to any third party, in any form except as provided herein; provided, however, that, this Section 7(b) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Consultant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Consultant, (iii) is lawfully disclosed to Consultant by a third party, (iv) is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Consultant to disclose or make accessible any information, or (v) is related to any litigation, arbitration or mediation between the parties, including, but not limited to, the enforcement of this Agreement. As used in this Agreement, the term “Confidential Information” means: confidential information disclosed to Consultant or known by Consultant solely as a consequence of or through Consultant’s relationship with the Company about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, product lists, product road maps, technology specifications or other information related to the products and services of the Company and its affiliates. Nothing herein shall limit in any way any obligation Consultant may have relating to Confidential Information under any other agreement with or promise to the Company.
(c)    Non-Solicitation. Consultant hereby agrees that, during the term of this Consulting Agreement, Consultant shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 7(c).

(d)    Special Enforcement. Consultant acknowledges that Consultant’s obligations under the covenants contained in this Section 7 (collectively, “Covenants”) constitute material obligations, and that Consultant’s breach of such obligations shall constitute a material breach of this Agreement. It is expressly agreed that monetary damages would be inadequate to compensate the Company for any breach of the Covenants and in the event of Consultant’s breach or threatened breach, notwithstanding Section 10 below, the Company will be entitled to seek and obtain preliminary and permanent injunctive relief, in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which the Company may be entitled. Consultant also acknowledges that the Company may publish this Agreement to any third party with which the Consultant has accepted employment, or otherwise entered into a business relationship, that the Company contends violates the Covenants, if the Company has reason to believe Consultant has or may have breached this Agreement.
8. Release. Consultant’s right to receive any payments or other compensation to be made to Consultant pursuant to this Agreement to which he is not already entitled shall be contingent on Consultant providing to the Company a full and complete general release in the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable within thirty (30) days following the Effective Date.
9. Nondisparagement; Confidentiality. Consultant agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about Consultant. Except as may be required for compliance with securities requirements, litigation, or otherwise required by law, neither Consultant, nor any member of Consultant’s family, nor anyone else acting by, through, under or in concert with Consultant will disclose to any individual or entity (other than Consultant’s legal or tax advisors) the terms of this Agreement. Consultant further agrees not to challenge, and not to assist anyone in challenging, any patent or other intellectual property belonging to TiVo.

10. Arbitration, Dispute Resolution, Etc.

(a)    Arbitration Procedures. Except as set forth in Section 7, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Jose, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Consultant and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Consultant and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Consultant nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Other than an initial filing fee which may be charged by JAMS for the initiation of an arbitration, all fees and costs of the arbitration proceeding, including administrative fees and the fees of the Arbitrator (but excluding the costs of any attorneys or experts hired by the Consultant) shall be borne by the Company, but may be reallocated in whole or in part by the Arbitrator to be paid by Consultant or as a reduction of an Award in favor of Consultant, as the Arbitrator may order.
11. Attorneys’ Fees. In the event of any dispute arising under this Agreement, the prevailing party will be entitled to recover his/its reasonable attorneys’ fees and costs.
12. Litigation Cooperation. As part of his consulting services, Consultant agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration in which the Company is a party, any pending or future proceeding in the Patent Office on matters where Consultant is named as an inventor, and in any investigation the Company may conduct. Following the Consulting Period, the Company agrees to (x) reimburse Consultant for his reasonable expenses incurred in connection with such cooperation within thirty (30) days after receipt of an invoice from Consultant setting forth in reasonable detail such expenses, and (y) reimburse Consultant for his time spent in connection with such cooperation at a mutually agreed upon rate for each hour spent in connection with such litigation cooperation. Air travel, hotel costs and entertainment expenses will be reimbursed consistent with the Company’s past practices with respect to Consultant. Notwithstanding the foregoing, the Company shall have no obligation by virtue of this Section 12 to pay Consultant for time spent and expenses incurred by Consultant in any pending or future litigation or arbitration where Consultant is a co-defendant or party to the arbitration or litigation, unless such costs and expenses of defense are covered by the Indemnification Agreement or any obligation of defense or indemnity arising under the Company bylaws or operation of law. Consultant further agrees that he will not provide during the pendency of any TiVo litigation, investigation or any other legal proceeding, any services on any issue relating to such proceeding to anyone other than TiVo. All the work Consultant performs on TiVo’s behalf with respect to legal proceedings shall be kept strictly confidential.

13.Miscellaneous.
(a)    Entire Agreement. This Agreement and the agreements referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, any prior severance agreements, any contrary or limiting provisions in any Company equity compensation plan, and prior agreements governing a Change of Control between Consultant and the Company. Any of Consultant’s rights hereunder shall be in addition to any rights Consultant may otherwise have under benefit plans or agreements of the Company (other than or any severance plans or agreements) to which Consultant is a party or in which Consultant is a participant, including, but not limited to, the Indemnification Agreement, any Company sponsored employee benefit plans and stock option plans. The provisions of this Agreement shall not in any way abrogate Consultant’s rights under such other plans and agreements. In addition, this Agreement shall not limit in any way any obligation Consultant may have under any other agreement with or promise to the Company relating to confidentiality, proprietary rights in technology or the assignment of interests in any intellectual property.

(b)    Assignment; Assumption by Successor.
(i)    The rights of the Company under this Agreement may, without the consent of Consultant, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.
(ii)    None of the rights of Consultant to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Consultant. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Consultant to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(iii)    This Agreement shall inure to the benefit of and be enforceable by Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amount would still be payable to Consultant hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.
(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 5, 6, 7, 8, 9, 10, 11, 12 and 13 (check numbering) of this Agreement shall survive any termination of Consultant’s services or any termination of this Agreement.
(d)    Third‑Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(e)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(f)    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
(g)    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the General Counsel:

TiVo Inc.
        2160 Gold Street
        Alviso, California 95002-2160
Attention: General Counsel

If to Consultant:

James Barton
At the last residential address known to the Company
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(i)    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 7 and 10, any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(j)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(k)    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
(l)    Code Section 409A.
(i)    General. The intent of the Company and Consultant is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to first be exempt from Section 409A of the Code and, failing exemption, to be in compliance therewith. If Consultant notifies the Company that Consultant has received advice of tax counsel of a national reputation with expertise in Section 409A of the Code that any provision of this Agreement would cause Consultant to incur any additional tax or interest under Section 409A of the Code (with specificity as to the reason therefor) or the Company independently makes such determination, Consultant and the Company shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Consultant and the Company of the applicable provision without violating the provisions of Section 409A of the Company.
(ii)    Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 5 above unless Consultant’s termination of this Agreement constitutes a “separation from service” with the Company within the meaning of

Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”) and, except as provided under Section 13(l)(iii) of this Agreement, any such amount shall not be paid until the 60th day following Consultant’s Separation from Service.
(iii)    Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Consultant is deemed at the time of Consultant’s Separation from Service hereunder to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Consultant is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Consultant’s benefits shall not be provided to Consultant prior to the earlier of (a) the expiration of the six-month period measured from the date of Consultant’s Separation from Service or (b) the date of Consultant’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 13(l)(iii) shall be paid in a lump sum to Consultant, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iv)    Expense Reimbursements. To the extent that any reimbursement of expenses or in-kind benefits payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements or benefits payable to Consultant pursuant to this Agreement shall be paid to Consultant no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Consultant’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(v)    Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Consultant’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
(m)    Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and such officer of the Company as may be specifically designated by the General Counsel.
(n)    Taxes. All compensation payable to Consultant hereunder shall not be subject to tax withholding. Consultant acknowledges that (i) the Company has made no representation to Consultant as to the tax treatment of any compensation or benefits to be paid to Consultant under this Agreement, (ii) the tax treatment of any compensation or benefits paid to Consultant under this Agreement will be determined in the reasonable discretion of the Company, which determination will be final and binding on the parties, and (iii) the Company has no obligation to “gross-up” any amounts payable to Consultant under this Agreement for taxes payable by Consultant thereon.

(o)    RIGHT TO ADVICE OF COUNSEL. CONSULTANT ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, CONSULTANT ACKNOWLEDGES THAT HE HAS CONSULTED WITH HIS LAWYER CONCERNING THIS AGREEMENT.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.
TIVO INC.

By:    /s/ Thomas Rogers
Print Name:     Thomas Rogers

Date: March 16, 2012

      /s/ James Barton
                        James Barton

Date: March 16, 2012

(Signature Page to Consulting Agreement)